Exhibit 10.4
Agreement

Made and entered into in Azur on 8 of February, 2013

Between:                               Micronet Ltd.
Public Company 51-0930787
of 27, HaMetzuda St., Azur
(the "Company")
of the First Part;

And:                                      D.L. Consulting Group (1998) Ltd.
Private Company 51-2608092
of 16 Hacharoshet St., Yehuda
(the "Consultant")

of the Second Part;

Whereas:

a.
Mr. David Lucatz, I.D. 065204224 ("David") is the controlling shareholder in Lapis Technologies Inc., who is the controlling shareholder in the Company (through Enertec Electronics Ltd.) and has been also serving since September 2012 as a member of the Company's board of directors;

b.
David has extensive experience and expertise in the field of strategic development and consulting to companies and managers in the financial-commercial field, he has specialized in corporate financing and management of complex financing procedures vis-à-vis the banking system in Israel and abroad, he has extensive connections in the electronics industry, he has extensive experience in the development of business in the electronics industry, and expertise in the field of finding, support for and management of mergers and acquisitions in Israel and overseas;

c.
The Company desires to engage with the Consultant for receipt of director services from David, as well as receipt of further services within David's field of expertise, in order to efficiently support the continued growth and development of the Company, the development of its business and to assist it with its activity;

d.
The parties wish that the management services, as defined below, will be provided to the Company as an independent contractor, and the Consultant agrees to provide the services to the Company under the terms stipulated in this Agreement below;

e.	The parties wish to arrange and establish the terms of provision of the management services as set forth in this Agreement below;

Now therefore, it is declared, agreed and stipulated between the parties as follows:

1.	Preamble and Headings

1.1.
The Preamble and Annexes hereto constitute a main and integral part hereof and are for all intents and purposes the same as the body of the Agreement itself.  The headings in the Agreement have been made for convenience purposes and will be irrelevant to the interpretation of the Agreement.

1.2.
Anything stated in this Agreement in the plural shall also refer to the singular by implication and vice a versa, and anything stated in the masculine, shall also refer to the feminine by implication and vice a versa, and anything stated regarding a person, shall also refer to a corporation by implication and vice a versa, unless explicitly stated otherwise herein and unless there is nothing in the text or context which is inconsistent with such meaning.

2.	The Parties' Representations

2.1.	The parties represent and confirm hereby that there is no impediment, whether by virtue of law or of an agreement to their engagement in this Agreement.

2.2.	The Company represents that it has the financial ability to comply with its undertakings pursuant to this Agreement.

2.3.
The Consultant represents and warrants that: (a) he has the knowledge, skills and qualifications required for performance of the management services as defined below and it will fulfill its undertakings in this Agreement honestly and loyally, at the highest professional level; (b) it is a private company, duly incorporated in Israel and it is registered with the Companies Registrar and is active; (c) it will be solely responsible for payment of all of the taxes, including income tax, health tax and national insurance therefor; (d) he will issue to the Company invoices for any payment due therefor from the Company. As a condition for payment, the Consultant must provide the Company a certificate of due bookkeeping and withholding tax; and (e) he will bear all of the expenses of taxes, levies, payments and other liabilities, according to law, including payment of taxes and levies which will apply to the payments which will be received from the Company, payment to the VAT authorities, reports and so forth, deriving from the provision of services thereby according to this Agreement as a private company.

The Consultant represents that he is aware that the Company is engaging therewith in this Agreement, inter alia, in reliance on his aforesaid representations and warranties.

3.	The Company's Undertakings

In addition to its other undertakings pursuant to this Agreement, the Company undertakes as follows:

David will be insured on its account by the Company's officers' liability insurance policy, from the date of this Contract's entering effect.  The insurance coverage of the Consultant will be subject to the policy terms and similar to other officers (unless the terms of the policy stipulated otherwise, in which case the Consultant will receive an advance written notification).

4.	Management Services and Director Services

4.1.
Management Services.  The Consultant will provide the Company, as an independent contractor, management services (the "Management Services") at a scope of a 60% position, which will include, inter alia:

4.1.1.	Strategic development and consulting the Company and its managers in the financial-commercial field, for development of the Company's activity and business;

4.1.2.	Creation of extensive business relations;

4.1.3.	Business development of the Company beyond the existing Company's fields of business;

4.1.4.	Finding business opportunities;

4.1.5.	Supporting and leading merger and acquisition procedures, including examination of options for purchasing various companies by the Company and estimation of the transaction's merits;

4.1.6.	Assistance, supporting and consulting in the field of development of business and activity overseas;

4.1.7.	Negotiations and arrangement of financing in the banking sector and in the capital market.

4.2.
Director Services.  The Consultant will serve as an active member of the Company's board of directors, who will participate and take part in the Company's board meetings, in the subcommittees thereof and in any other professional forum of the Company ("Director Services").

4.3.	The Management and Director services will be provided only by David personally.

4.4.	The Consultant will contribute all of the time and energy required for promotion of the Company's business and for performance of his position as specified above.

4.5.	The Consultant will provide the services with the aim of realizing the strategy and policy, as such are dictated by the Company's board of directors.

4.6.
Without derogating from the aforesaid, in the provision of the Management Services, the Consultant will act according to the provisions of any law, and according to the business procedures and norms accepted in the Company, which will be brought to the Consultant's knowledge.

5.	The Term of Agreement

This Agreement is made for a limited period of three years, commencing on November 1, 2012 (the "Effective Date") and subject to provisions regarding the termination thereof, as specified in Section 8 below (the "Agreement Period").

6.	The Consideration

6.1.
Management Fees.  In consideration for the management and board services to be provided by the Consultant to the Company, the Company shall pay the Consultant a monthly amount of NIS 65,000 (in words: sixty five thousand NIS), linked to the index and plus legal VAT (the "Management Fees").

6.2.
Expenses.  The Consultant will be entitled to expenses reimbursement from the Company regarding expenses actually incurred thereby regarding the provision of the services contemplated in this Agreement (Both the Management Services and the Director Services), on the basis of invoices, including travel expenses (flights, lodging, per diems), car maintenance (level 6) and hospitality expenses.

6.3.
Consideration Payment Date.  The consideration for the management services will be paid by the Company to the Consultant until the ninth day of each calendar month, for the month which had passed during the Agreement Term and against a legal tax invoice which will be issued to the Company.

6.4.	The Consultant undertakes to pay national insurance and income tax (and any other tax which will apply thereto) according to law, on the dates required by law.

6.5.
The Management Fees and the expenses reimbursement, as specified in this Section 6 are the full consideration to which the Consultant will be entitled in respect of the Services contemplated in this Agreement and the Consultant will not be entitled to any additional payment, benefit or expenses reimbursement of any type.

7.	No Employment Relations

7.1.
The Consultant hereby represents and confirms that there are no and will be no employment relations between him and the Company, and that the Management Services will be provided thereby as an independent contractor, and as a result the consideration is considerably higher than the compensation the Consultant would have received had he been an employee of the Company.

7.2.
For avoidance of doubt, it is declared and clarified that the provision of the Management Services and the fulfillment of the Consultant's undertakings pursuant to this Agreement will be carried out by him as an independent contractor, acting at his own risk and liability, and that the provisions of this Agreement may not impose on the Company any responsibility and/or liability for the acts and/or omissions of the Consultant towards any person and/or entity.  The Consultant and/or his substitutes or heirs, as the case may be, are not and will not be entitled to any payment, right, benefit, expense reimbursement or any contribution of any type form the Company whose grounds are the existence of employment relations, whether they apply to the Company's employees or not, beyond the consideration stipulated in this Agreement, and that the consideration stipulated in this Agreement includes all of the amounts and expenses due to the Consultant for provision of the Management Services.

7.3.
It is clarified that the consideration payments to the Consultant are based on the parties' agreement that the Management Services are not and will not be deemed as creating or establishing employment relations, but are given by the Consultant in a position of an independent contractor towards the Company.  If, despite the Consultant's representation regarding the provision of Management Services as an independent contractor and the absence of employment relations between the Consultant and the Company, the Labor Court and/or any other legal instance and/or authority, will determine that employment relations existed between the Consultant and the Company and that he is entitled to monies and/or rights beyond those given to the Consultant pursuant to this Agreement ("Excess Rights"), it is hereby agreed that the overall amount which will be paid by the Company to the Consultant for the Management Services, as applicable, will be NIS 40,000 per month and not NIS 65,000 per month as stipulated in Section 6.1 above, and the Consultant will be entitled only to the Excess Rights according to and on the basis of the reduced overall sum specified above.

7.4.
Concurrently and in addition, it is agreed that in such case, the payments made to the Consultant according to this Agreement will be on account of the value and/or scope of the Excess Rights, and the Consultant and/or anyone on his behalf who will file a claim as aforesaid, will return to the Company the full differences if such will exist, between the Excess Rights and all of the monies and rights that the Consultant received according to this Agreement, plus VAT (against a due tax invoice) linked to the Consumer Price Index from the date of payment until the date of return.

7.5.
Also, without derogating from the provisions of Sections 7.1 to 7.4 above, in case that a claim shall arise regarding the existence of employment relations between the Consultant and the Company, the Consultant undertakes to compensate and indemnify the Company, jointly and severally, immediately upon its first demand in writing, for any amount which the Company will undertake to pay to the tax authorities and the national insurance authorities (the "Demand") in relation to this Agreement, which had this Agreement not been made, would not have applied thereto, and also for all of the expenses and damage which will be caused thereto due to the raising of such claim, subject to the Company notifying the Consultant regarding receipt of the Demand, and will allow him to act for its cancellation. The aforesaid will not apply regarding fines if and to the extent such will be imposed on the Company due to a delay in the payment of the said amounts to the authorities.

7.6.
The Company will be entitled to deduct any amount due thereto from the Consultant according to this Section 7, from any amount which the Company will owe to the Consultant on any grounds or due to any source.

8.	Termination of the Agreement

Without derogating from any other remedy according to law, each party may terminate this Agreement in case of a fundamental breach of the Agreement, which had not been remedied by the breaching party within 90 days from receipt of notice regarding the breach from the other party.

9.	Confidentiality, Loyalty and Non-Competition

9.1.
The Consultant hereby undertakes to keep in full confidentiality the Company's trade secrets and avoid making any use, delivery, disclosure or transfer of the Company's trade secrets to any third party, except according to an explicit approval in writing from the Company.  This undertaking will apply during the whole Agreement Term and also unlimitedly thereafter.  "Trade Secrets of the Company" means information or knowledge related, directly or indirectly to the business and/or activity of the Company, and any information related thereto and/or the Company's clientele and/or its suppliers, and/or to businesses related in any manner to the Company and/or to shareholders in the Company, including technical, business, economic, commercial or other information or knowledge, which reached the Consultant and/or his possession during or because of the Agreement, but not including information that was in the Consultant's possession prior to commencement of employment thereof as a hired employee at the Company or information which had become public domain not due to breach of a confidentiality undertaking.

9.2.
The Consultant hereby undertakes, that immediately upon the termination of this Agreement, for any reason, he will deliver and/or return to the Company any material of any type whatsoever, which is in and/or will be in his possession and/or control, as well as any other property belonging to the Company including letters, documents, registrations, reports, offers, catalogues, technical specifications, computer files, drawings, and all other documents held by him which are related to the Company's business.

9.3.
The Consultant will not be entitled to receive, in respect of the provision of services according to this Agreement, any consideration or benefit from any entity, including customers and/or suppliers of the Company except for the consideration according to this Agreement.

9.4.
The Consultant will notify the Company immediately of any matter or issue which is related to him and may cause a conflict of interests between him and the Company and will act according to the Company's instructions on this matter.

9.5.
All of the patents, designs, trade names or marks, copyrights as well as ideas, inventions, developments, elaborations or improvements, whether it is possible or not to obtain in respect thereof any patent or another intellectual property right, which were made, invented or implemented by the Consultant himself and/or anyone on his behalf and/or together with others, whether they are made, invented or implemented during the term of this Agreement, or before it or due to his engagement with the Company or in the context of research or development done within its premises or related to its business, will be the Company's sole property and asset, and the Consultant undertakes to disclose to the Company as soon as possible all of the ideas, inventions, developments, elaborations or improvements as aforesaid and will help the Company according to its request and to the extent it is able, to exercise its rights in respect thereof and will sign any application, transfer deed, endorsement certificate, waiver letter and any other document which will be required by the Company for exercising its rights in any idea, invention, development, elaboration or improvement as aforesaid, and for the registration of the Company as the owner of such rights, provided that the Consultant will not be obligated to bear any expenses in respect thereof.

9.6.
The Consultant undertakes not to compete, directly or indirectly, with the Company or with any company in which the Company is an interested party, whether directly or indirectly, through the Company's subsidiaries and/or second-tier subsidiaries (all referred to together as the "Company"), whether himself and/or through another person and/or corporations controlled by him and/or by other people on his behalf for the whole duration of the Agreement and for half a year (6 months) after termination thereof. "Competing" for the purpose of this Section means that the Consultant will avoid during the aforesaid period, whether as a hired employee, independent, manager, partner, representative, consultant, shareholder, whether himself or through another legal entity participated by him: (a) working and/or being in a business relation, directly or indirectly, for consideration or for no consideration, with and/or for a customer and/or supplier and/or competitor of the Company who was in contact with him during the provision of the services pursuant to this Agreement and will not provide him any of the services provided by the Company unless he received an advance approval for such from the Company; (b) recruiting and/or engaging directly or indirectly with any of the Company's employees (c) working in a business competing with the Company, in the field of business in which he engaged at the Company, unless he received the Company's prior approval for such. The Consultant represents and agrees that in view of the supreme importance that the Company attributes to the protection of its professional and trade secrets and the extensive investment in its goodwill and connections, then breach of the provisions of this Section above will prejudice a legitimate interest of the Company and will cause it severe irreparable damage which may not be financially compensated for, and that the Company will be authorized and entitled to initiate all of the legal steps, including the receipt of a preliminary and/or perpetual injunction against the Consultant as shall be required in order to protect the Company from such breach.

9.7.
Even though the limitations specified in this chapter on the Consultant are accepted by the parties to this Agreement as reasonable in the circumstances of the matter, the parties agree that in case that for any reason, any legal instance or any competent entity will decide that the limitations on the Consultant are unreasonable but would have been reasonable if the terms would be changed, such as changing the wording, reducing the period, narrowing the scope of fields and changes of that sort, then such changes will bind the parties to this Agreement as if they had been therein to begin with, so that the validity of this Section will be preserved.

10.	Absence

10.1.	The Consultant will be entitled not to provide the Company the Management Services during his illness, without such derogating from his right to receive consideration.

10.2.	Other absence - the Consultant will be entitled not to provide the Management Services to the Company due to his going on leave or for any other reason other than illness, for 20 absence days a year.

11.	Miscellaneous

11.1.
Any change or addition to this Agreement may be made and will be in effect only if made in writing and signed by all of the parties to the Agreement and upon the performance of such change, this Agreement will be deemed as if it had been made to begin with including the change or addition to which the parties had agreed, unless the parties had explicitly stipulated otherwise regarding any of the Agreement's provisions.

11.2.
No conduct on behalf of any of the parties will be deemed as waiver of any of its rights according to this Agreement and/or according to any law, or as waiver or consent on its behalf to any breach or non fulfillment of the Agreement terms by the other party, or as granting any delay or extension or change, cancellation or addition of any condition, unless done explicitly and in writing, and signed by both parties.

11.3.
Without derogating from the parties' rights pursuant to this Agreement, in any case which any of the parties will breach or not fulfill any condition or provision of the provisions of this Agreement and the provisions thereof, the injured party will be entitled to the remedies stipulated in the Contract Law (Remedies for Breach of Contract), 5731-1970.

12.	Addresses and Notices

The parties' addresses for the purpose of this Agreement are as specified in the preamble of this Agreement or any other address or fax number in Israel of any of the parties, regarding which it had notified the other in writing.  Any notice of any of the parties regarding this Agreement will be sent to the addressee through facsimile to its fax number, or through personal delivery or through registered mail to its address, as aforesaid, and will be deemed as having been delivered to the addressee on the first business day after the sending thereof through facsimile (provided that there is a delivery confirmation of the sending fax machine) or on the date of its delivery by personal delivery, or upon the expiration of 4 days after the date of mailing thereof by registered mail, as aforesaid, all as the case may be, except for notice regarding change of address, which will be deemed as delivered upon its actual delivery.

In witness the parties have signed:

/s/ Tali Dinar, Chief Financial Officer /s/ Shlomo Shalev, Chairman of the Board	/s/ David L. Lucatz, Chief Executive Officer
The Company	The Consultant